Thornburg Investment Trust 485APOS

Exhibit 99(h)(10)

State Street Bank and Trust Company

Thornburg Investment Trust

Confidential Amendment to

Fee Schedule dated January 1, 2021

Dated as of May 11th, 2022

Reference is made to that certain Custody, Fund Accounting and Support Services Fee Schedule effective January 1, 2021 for services provided to the Funds pursuant to the Agreements (as amended, supplemented, restated or otherwise modified from time to time, the “Fee Schedule”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Fee Schedule. The parties hereto desire to amend the Fee Schedule to reference the services described herein.

I.	Amendment

A.	Section IV Support Services Items 1 and 2 of the Fee Schedule are hereby deleted in their entirety and replaced with the following:

[STATE STREET BANK & TRUST COMPANY]

II.	Effectiveness

This Amendment shall become effective August 31st, 2022.

III.	General

This Amendment is intended to modify and amend the Fee Schedule and the terms of this Amendment and the Fee Schedule are to be construed to be cumulative and not exclusive to each other. The Fee Schedule, as amended hereby, is hereby ratified and confirmed and remains in full force and effect.

IV.	Signatures

EACH OF THE FUNDS WHICH ARE A PARTY TO THE AGREEMENTS, AS APPLICABLE		State Street Bank and Trust Company

By:	/s/ Curtis Holloway	By:	/s/ Michael A. Foutes
Name:	Curtis Holloway	Name:	Michael A. Foutes
Title:	Treasurer	Title:	Senior Vice President

Information Classification: Limited Access
FORM 20220104